Exhibit 3.7

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:31 PM 02/18/2009
FILED 04:45 PM 02/18/2009
SRV 090157588 - 4656872 FILE

CERTIFICATE OF INCORPORATION

OF

AMI 2, INC.

ONE: The name of this Corporation (hereinafter as “the Corporation”) is AMI 2, Inc.

TWO: The Corporation’s registered address in the State of Delaware is 1007 Orange Street, Ninth Floor, P.O. Box 2207, Wilmington, New Castle County, Delaware 19899. The Corporation’s registered agent at that address is Delaware Entity Services LLC.

THREE: The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOUR: The Corporation shall have authority to issue three thousand (3,000) shares, all of which shall be of one cent ($0.01) par value.

FIVE: The name and address of the Incorporator is Charles J. Durante, Connolly Bove Lodge & Hutz LLP; Ninth Floor, 1007 Orange Street; P.O. Box 2207; Wilmington, Delaware 19899.

SIX: The Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the By-Laws of the Corporation. Elections of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

SEVEN: No Director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that nothing herein shall eliminate or limit the liability of a Director: (1) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the Director derived an improper personal benefit.

The undersigned Incorporator hereby acknowledges that he is authorized to execute this Certificate of Incorporation on behalf of the Corporation, and that the facts therein stated are true, and accordingly hereunder has set his hand and seal this February 18, 2009.

Charles J. Durante